Harney Westwood & Riegels
3501 The Center
99 Queen's Road Central
Hong Kong
Tel: +852 5806 7800
Fax: +852 5806 7810

18 October 2022

raymond.ng@harneys.com
+852 5806 7883
058393-0001-RLN

Plutus Financial Group Limited
8/F, 80 Gloucester Road
Wan Chai, Hong Kong

Dear Sir or Madam

Plutus Financial Group Limited (the *Company*)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto, and accompanying prospectus filed with the Securities and Exchange Commission (the ***Commission***) under the United States Securities Act of 1933, as amended (the ***Securities Act***) (the ***Registration Statement***), relating to the offering by the Company of certain of its ordinary shares of par value US$0.0001 per share.

We hereby consent to the reference made to this firm in the Registration Statement under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This consent letter is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein, and shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

Harney Westwood and Riegels

Harney Westwood & Riegels